Exhibit 99.1

Biotricity Reports Results for the Quarter Ended September 30, 2020

biotricity

Tue, November 17, 2020, 6:30 PM GMT+5:30·5 min read

●	Revenues grow 64.8% over the immediately preceding quarter and a 115.3% increase over the corresponding period of the prior year

●	Loss per share of 8.5 cents in line with levels of immediately preceding quarter

REDWOOD CITY, Calif., Nov. 17, 2020 (GLOBE NEWSWIRE) — Biotricity Inc. (OTCQB: BTCY), a medical diagnostic and consumer healthcare technology company, reported results for the three months ended September 30, 2020. During the three months ended September 30, 2020, the Company earned device sales and technology fees totaling $744,585. Expansive growth into new clinics adopting Bioflux resulted in September being the Company’s highest revenue-producing month to date. Full results are available on EDGAR or in the Financial Section of the Company’s website.

“During the six months ended September 30, 2020, the Company earned revenues of $1,196,483 compared to $672,906 in the corresponding prior year period – a 77.8% increase,” stated Waqaas Al-Siddiq, CEO of Biotricity.

“During the three and six months ended September 30, 2020, the Company experienced a gross margin of 43.6% and 48.9%, respectively.” Biotricity’s CFO, John Ayanoglou added, “Management expects that the cost of devices sold, and other technology associated fees will become lower as a percentage of revenues as sales volumes expand. For the quarter ended September 30, 2020, Biotricity incurred a net loss of 0.085 cents per share, which was in line with the net loss per share of 0.090 posted in the immediately preceding quarter.”

During our initial commercialization of the Bioflux and the build-out of the Company’s expanded technology eco-system, we devoted significant resources to hiring a high-caliber sales force and our research and development programs incurring additional operating losses. As we continue to build the infrastructure required to increase sales volumes rapidly, we expect these operating losses will continue.

Dr. Waqaas Al-Siddiq noted, “We provide our clinical customers and the patients they serve with potentially lifesaving remote medical monitoring. Our goal is to continue to expand our market penetration and product offering as we establish our vision of providing the patients our technology serves with a superior continuum of care.”

Alongside sales growth, the Company has focused on the continued enhancement of its core technology and R&D efforts, leading to several key milestones in recent months that include the following:

1.	FDA Clearance of the Bioflux II software

2.	Launched Biocare Telemed, a telemedicine platform to support remote prescriptions and follow up visits

3.	Launched Biocare Direct, a program that supports physicians and at-risk patients by shipping Bioflux directly to the patients’ home when prescribed by a physician

4.	Verizon Partnership to develop EMS solutions

Biotricity management will host a conference call and live webcast for analysts and investors on November 19, 2020 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) to discuss the company’s financial results for the quarter.

To access the live call, dial 323-289-6576 (local) or 800-437-2398 (toll free) and give the participant passcode 9877135.

A live and archived webcast of the conference call will be accessible on the Investor Relations section of the company’s website at www.biotricity.com. In addition, a phone replay will be available approximately two hours following the end of the call, and will remain available for one week. To access the call replay, please use the following link.

Registration for Call-in Audio Replay
Web Address URL: Click Here

Call-in Audio Replay Passcode: 9877135

About Biotricity Inc.

Biotricity is reforming the healthcare market by bridging the gap in remote monitoring and chronic care management. Doctors and patients trust Biotricity’s unparalleled standard for preventive & personal care, including diagnostic and post-diagnostic solutions for chronic conditions. The company develops comprehensive remote health monitoring solutions for the medical and consumer markets. To learn more, visit www.biotricity.com.

Important Cautions Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” or “project” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of Bioflux or any of the Company’s other proposed products or services, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the regulatory regime in which the Company operates or intends to operate and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of its products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Donna Loughlin Michaels LMGPR 408.393.5575 donna@lmgpr.com	Biotricity Inc. 1-800-590-4155 investors@biotricity.com